Exhibit 16.1

[ACIC LOGO]

QUESTIONS AND

ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

This pamphlet answers questions about the mutual to stock conversion of Amalgamated Casualty Insurance Company and the related common stock offering of Forge Group, Inc.

ABOUT THE PLAN OF CONVERSION

The board of trustees of Amalgamated Casualty Insurance Company (“ACIC”) adopted a Plan of Conversion on February 3, 2021 (the “Plan of Conversion”), whereby ACIC will convert from a mutual insurance company to a stock insurance company. In connection with the conversion, Forge Group, Inc. (“Forge Group”), a corporation newly formed by ACIC, is conducting an initial public offering of up to 2,300,000 shares of common stock at a purchase price of $10.00 per share. Such shares will constitute 100% of the outstanding shares of common stock of Forge Group following completion of the conversion and the stock offering. Immediately following the conversion, all of the outstanding shares of common stock of ACIC will be issued to Forge Group. ACIC will then be a wholly owned stock subsidiary of Forge Group. As a result of the conversion, policyholders of ACIC will no longer be members of ACIC.

If the conversion is completed, ACIC will distribute $4,594 in cash to each eligible member (see “SPECIAL CASH DISTRIBUTION TO ELIGIBLE MEMBERS”).

There will be no change in the rights of policyholders to insurance coverage under their existing policies of insurance with ACIC as a result of the conversion.

The Plan of Conversion has been approved by the District of Columbia Department of Insurance, Securities, and Banking, subject to approval of the Plan of Conversion by the members of ACIC eligible to vote at the special meeting of eligible members of ACIC. In order to complete the conversion, it is necessary for the Plan of Conversion to receive the affirmative vote of at least a majority of the votes cast by the eligible members of ACIC, so YOUR VOTE IS VERY IMPORTANT. Please return your proxy in the enclosed [COLOR] postage-paid envelope marked “PROXY RETURN.” You will also have the opportunity to vote by phone or through the Internet.

THE BOARD OF TRUSTEES OF ACIC URGES MEMBERS TO VOTE “FOR” THE PLAN OF CONVERSION. PLEASE PROMPTLY VOTE, SIGN AND MAIL YOUR PROXY CARD(S).

MUTUAL TO STOCK CONVERSION

Q: Why is ACIC converting from mutual to stock form?

A: ACIC’s conversion from mutual to stock form and the related stock offering will provide ACIC with additional capital that will enable it to take advantage of anticipated future growth opportunities, including the introduction of new insurance products. The additional capital raised will also provide opportunities to expand the organization’s geographical footprint.

Q: Will the conversion affect my coverage with ACIC?

A: No. The insurance coverage under any ACIC policy that you own will not be affected by the conversion.

Q: Will any policy that I hold with ACIC be converted to stock?

A: No. All policies will remain as they were prior to the conversion. Eligible members of ACIC have a right to purchase shares of common stock of Forge Group during the subscription offering. Eligible members of ACIC consist of named insureds under issued and in force ACIC policies as of the close of business on February 3, 2021. These rights to purchase stock can only be transferred to a limited extent, as described in the Offering Circular sent to every eligible member.

ABOUT VOTING RIGHTS

Q: Who is eligible to vote on the conversion?

A: The members of ACIC of record as of February 3, 2021 (“Eligible Members”) are eligible to vote on the conversion.

Q: Am I required to vote?

A: No. Eligible Members are not required to vote. However, because the conversion will produce a fundamental change in ACIC’s corporate structure and the rights of the members of ACIC, the board of trustees of ACIC encourages all Eligible Members to vote.

Q: How can I vote?

A: You may vote by mailing your signed proxy card(s) in the [COLOR] postage-paid envelope marked “PROXY RETURN.” You may also vote by using the Internet at http://www.___________, or by calling _________. Should you choose to attend the special meeting of members or you decide to change your vote, you may do so by revoking any previously signed proxy.

Q: Why did I receive more than one proxy card?

A: Each Eligible Member is entitled to one vote as a member of ACIC. If you have more than one policy, you may have received more than one proxy card depending upon who is named as an insured on your policy. PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS THAT YOU RECEIVED.

Q: Does my vote for the Plan of Conversion require me to buy common stock of Forge Group, Inc.?

A: No. Voting for the Plan of Conversion does not obligate you to buy shares of common stock of Forge Group. You can also vote against the Plan of Conversion and still elect to buy shares of Forge Group common stock in the offering. However, if a quorum is not obtained for the special meeting of members or if sufficient votes in favor of approving the Plan of Conversion are not cast at the special meeting, the conversion will not occur and Forge Group will not redeem any of the subscription rights granted to the eligible members.

SPECIAL CASH DISTRIBUTION TO ELIGIBLE MEMBERS

Q: Will the special cash distribution to eligible members be paid if the conversion is not completed?

A: No if the conversion is not completed for any reason, no cash distribution will be paid by ACIC.

Q: What is the amount of the cash distribution and to whom will it be paid?

A: If the conversion is completed, ACIC will distribute $4,594 in cash to each eligible member. The distribution will be paid within a few business days after the conversion and the offering are completed. The cash distribution will be paid only to eligible members.

Q: Must I purchase shares in order to receive the special cash distribution?

A: No. There is not requirement that you purchase shares in the offering in order to receive the special cash distribution.

ABOUT THE STOCK OFFERING AND PURCHASING SHARES

Investment in our common stock involves certain risks. For a discussion of certain of such risks and other factors, you are urged to read the accompanying Offering Circular.

Q: How many shares are being offered and at what price?

A: In the stock offering, Forge Group is offering up to 2,300,000 shares of common stock for sale at $10.00 per share. All shares will be sold at the same price, and no sales commission will be charged to purchasers in the stock offering.

Q: Who is eligible to purchase stock in the Offering?

A: Pursuant to the Plan of Conversion, the right to purchase shares of common stock at $10.00 per share in a subscription offering has been granted in the following order of priority:

Priority #1 – Eligible members of ACIC, who consist of named insureds under an issued and in force ACIC policy as of the close of business on February 3, 2021;

Priority #2 – the newly formed Employee Stock Ownership Plan of Forge Group (the “ESOP”); and

Priority #3 – Trustees, officers and employees of ACIC who are not eligible members.

Common stock that is not sold in the subscription offering is expected to be offered to members of the public in a public offering at $10.00 per share. Unlike the subscription offering, there are no rights to purchase common stock in the public offering. We have the right to accept or reject any order received in the public offering.

In the event that orders are received for more shares than are available for sale in the stock offering, shares will be allocated as described in the Offering Circular.

Q: How can I buy shares during the Offering?

A: Shares may be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) by 12:00 noon, Eastern Time, on ______, 2022, unless the offering is extended as described in the Offering Circular. Delivery of a Stock Order Form may be made in one of the following ways: (1) by mail, using the Order Reply Envelope provided, or (2) by overnight delivery to the Stock Information Center address noted on the Stock Order Form.

Q: How many shares of common stock can I purchase?

A: The minimum purchase is 50 shares ($500). The maximum allowable purchase in the subscription offering for any person or entity, together with associates, affiliates or persons acting in concert with such person or entity, is the lesser of 25,000 shares ($250,000) or 5% of the total number of shares of common stock sold in the offering. Please review the section in the Offering Circular entitled “The Conversion and Offering – Limitations on Purchases of Common Stock” for more information regarding purchase limitations.

Q: If I purchase the 25,000 share maximum in the subscription offering, may I purchase additional shares in the public offering?

A: Yes. If you purchase the maximum number of shares permitted in the subscription offering, you may offer to purchase additional shares in the public offering. Forge Group may accept or reject any offer to purchase shares in the public offering and for any or no reason. Accordingly, even if you offer to purchase additional shares in the public offering, Forge Group may reject your offer to purchase such additional shares.

Q: How can I pay for the shares?

A: Payment for shares can be remitted by personal check, bank check or money order in U.S. dollars, payable to “Christiana Trust on behalf of Forge Group, Inc.” These will be cashed upon receipt. Cash, wire transfers and third party checks will not be accepted.

Q: What is the deadline for purchasing shares in the Subscription and Public Offerings?

A: An executed Stock Order Form, with full payment, must be received by us, using an accepted method of delivery as described above, by no later than 12:00 noon, Eastern Time, on _____, 2022, unless the offering is extended as described in the Offering Circular.

Q: Is it possible that I will not receive any or all of the shares I ordered?

A: Yes. If we receive orders in the offering for more shares than we have available to sell, we will allocate shares as described in the Offering Circular. If we are unable to fill your order, in whole or in part, you will receive a refund check.

Q: Will payments for common stock earn interest?

A: No. Payments that you submit will not earn interest.

Q: May I change my mind after I place an order to subscribe for stock?

A: No. After receipt, your order cannot be modified or withdrawn unless the offering is extended beyond _____, 2022, or the offering range is amended to below 1,700,000 shares.

Q: I am eligible to subscribe for shares of common stock in the Subscription Offering, but I am not interested in purchasing any shares. May I allow someone else to use my Stock Order Form to take advantage of my Subscription Offering priority?

A: No. You cannot transfer any of your subscription rights, and any attempted transfer will be void and not recognized.

On occasion, people attempt to persuade eligible members to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, we ask that you notify us promptly so that we can take the necessary steps to protect subscription rights.

Q: Will my common stock be insured?

A: No. Like all stock, the common stock cannot be insured or guaranteed by any government agency, nor will it be insured or guaranteed by Forge Group.

Q: Will dividends be paid on the stock?

A: Following the conversion and the offering, we may consider paying occasional cash dividends, but we have not yet determined the amount that may be paid or when the payment of dividends may begin. Our dividend policy will depend upon our financial condition, results of operations and future prospects, as well as that of our subsidiaries.

Q: How will Forge Group shares trade?

A: We do not intend to apply for the listing of our common stock on any stock exchange. This will materially and adversely affect the liquidity of our stock. We intend to apply to have “buy” and “sell” quotes for our common stock reported on the “OTC Pink” market by broker-dealers that agree to make a market in our common stock under the symbol “____.” Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Forge Group shares in the future. Upon completion of the offering, a statement setting forth the number of Forge Group shares owned will be mailed to purchasers in the stock offering. Shareholders may not be able to sell their shares of common stock until such statement is delivered to them, even though the common stock will have begun trading. Shares will be issued in book entry form only, and you will not receive a stock certificate representing the shares you purchase in the offering.

Q: Are officers and directors planning to purchase stock?

A: Yes. Our executive officers and directors, together with their affiliates and associates, plan to purchase approximately 1,400,000 shares of common stock in the offering.

WHERE TO GET MORE INFORMATION

Q: How can I get more information?

A: A Stock Information Center has been established to process orders to purchase stock and to answer any questions related to the conversion and the offering. You may call the Stock Information Center at (___) ____-_____ from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday or email us at _______@griffinfingroup.com. The Stock Information Center is not open on weekends or bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by means of the Offering Circular.

The shares of common stock are not insured and are not guaranteed by Forge Group, Inc. or by any Federal or state government or agency.